Exhibit 99.1

For Immediate Release

Contact:
China TransInfo Technology Corp.	CCG Investor Relations Inc.
Ms. Cathy Zhuang, IR Supervisor	Mr. Crocker Coulson, President
Phone: +86-10-82671299 ext 8032 (Beijing)	Phone: +1-646-213-1915 (New York)
Email: cathyzhuang@ctfo.com	Email: crocker.coulson@ccgir.com
http://www.ccgir.com

China TransInfo Technology Corp. Closes $15 Million Private
Placement

Beijing, July 18, 2008 - China TransInfo Technology Corp., (OTC Bulletin Board: CTFO), ("China TransInfo" or "the Company"), a leading provider of public transportation information systems technology and comprehensive solutions in the People’s Republic of China (“PRC”), today announced that it has successfully closed a private placement transaction with SAIF Partners III L.P. (“SAIF”), pursuant to which the Company issued and sold to SAIF about 2.59 million shares of the Company’s common stock at a purchase price of $5.80 per share, for an aggregate purchase price of $15 million.

The Company plans to use the net proceeds from the private placement for general working capital purposes, expansion of current business areas and possible acquisition opportunities.

“We are very pleased to have SAIF take part in the rapid development of China TransInfo. We believe that the proceeds from the private placement will provide us with sufficient capital to expand our taxi media business across China and realize potential strategic acquisitions,” commented Mr. Shudong Xia, Chief Executive Officer of China TransInfo. “As a leading traffic information processor, traffic volume surveyor, and real-time traffic information provider in China, we remain dedicated to maximizing value to shareholders and the investment community.”

“We are very excited to begin our partnership with China TransInfo,” stated Brandon Ho-Ping Lin, Partner of SAIF. “We believe that China TransInfo is one of the most dynamic companies in China’s transportation information industry and we are confident in the Company’s ability to build on its current success to continue expanding into the future.”

SAIF is one of the largest and most successful growth venture capital funds focused on China with $2.2 billion under management.  SAIF has invested in over 100 private and public companies in Asia, primarily in China, including Perfect World, Shanda, China Digital TV, Eternal Asia, ATA Testing and SIFY Technologies.  SAIF was recognized as the 2007 China venture capital fund of the year by Zero2IPO Research Center, a leading China venture capital and private equity research institute, and as the 2005 and 2006 Asia venture capital firm of the year by Private Equity International, a leading global private equity publication.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be sold by the investor in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement covering the re-sale of the securities by the investor.

For more detailed information on the financing referred to in this release, see the Company’s Current Report on Form 8-K which will be filed with the Securities and Exchange Commission on or about July 18, 2008.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About China TransInfo

China TransInfo, through its subsidiary Beijing PKU ChinaFront High Technology Co., Ltd. (“PKU”), is primarily focused on providing transportation information services. The Company aims to become the largest transportation information product and comprehensive solutions provider, as well as the largest integrated transportation information platform and commuter traffic media platform builder and operator in PRC. China TransInfo is involved in developing multiple applications in transportation, digital cityôland and resource filling system based on Geographic Information Systems (“GIS”) technologies which is used to service the public sector. In addition, the Company is also developing its transportation system to include Electronic Toll Collection (“ETC”) technology. The Company is the co-formulator to several transportation technology national standards and has software copyrights to 23 software products. China TransInfo has won 3 of 4 model cases sponsored by the PRC Ministry of Communications. The Company’s affiliation with Peking University, which currently owns 5% of PKU, provides access to the University’s GeoGIS Research Laboratory, including over 30 Ph.D. researchers. As a result, the Company is currently playing a key role in setting the standards for electrified transportation information solutions. For more information please visit the company website at www.chinatransinfo.com.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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